Exhibit 99.1

Smart Balance Announces Redemption of Public Warrants - $76.6 Million

in Cash Proceeds Anticipated

Cash infusion sets the stage for significant reduction of debt

Paramus, New Jersey (October 31, 2007) – Smart Balance, Inc. (NASDAQ GM: SMBL) announced today that its Board of Directors has authorized the redemption of all of the Company’s outstanding public warrants to purchase common stock. The right of the company to authorize the redemption was made possible due to a provision allowing the Company to redeem all of the outstanding public warrants when the last sales price of the Company’s common stock is at least $11.50 per share on each of twenty trading days within any thirty day trading period. This share price performance target was achieved as of October 25, 2007. For context, the company’s shares began trading on the NASDAQ Global Market on August 1, 2007 at an approximate share price of $9.50. Should all of the 12,760,840 public warrants be exercised, it will generate approximately $76.6 million of new capital for the Company.

“I am delighted to see Smart Balance achieve this very significant milestone less than five months after our acquisition of the Company,” commented Robert S. Gluck, Vice Chairman and CFO. “Our share price performance, which made this redemption possible, reflects investors’ belief in the power of our brand and the vision we have to move this company forward. This cash infusion will give us more financial flexibility and allow us to reduce our debt which will improve our cash flow and give us the ability to invest more in the growth of the Smart Balance platform,” he concluded.

Assuming that all of the public warrants are exercised, the Company will have a total of 43.1 million shares of common stock issued and outstanding after the redemption takes place. Each public warrant will continue to be exercisable for one share of common stock at $6.00 per share until 5:00 p.m. ET on Monday, December 3, 2007 (unless such time is properly extended by a public warrant holder in order to make a HSR Act filing). After that time, holders of the public warrants will no longer be entitled to exercise their warrants for common stock and will have no rights, except to receive the redemption price of $.01 per public warrant.

The public warrants trade on the NASDAQ Global Market under the trading symbol “SMBLW.” The public warrants also trade on the NASDAQ Global Market as part of the Company’s units issued in its initial public offering, which consist of one share of common stock and one public warrant, under the trading symbol “SMBLU.” As a result of the redemption of the outstanding public warrants, both the public warrants and the units will cease to be listed on the NASDAQ Global Market effective December 4, 2007.

Importantly, the redemption of the public warrants is also a required first step which will allow the Company to implement a mandatory conversion of its Series A Convertible Preferred Stock into common stock. The mandatory conversion of the Series A Convertible Preferred Stock is also subject to the same condition as the redemption of the public warrants (that is, the Company’s common stock achieving a last sales price of $11.50 per share for twenty out of thirty trading days). Although the Company is currently able to force the conversion of the Series A Convertible Preferred Stock, it has not made a decision to do so at this time. Assuming the

Company forces the conversion prior to May 21, 2010, the additional common shares that would be issued upon conversion of the Series A Preferred Stock would be approximately 19.5 million shares (which includes 4.1 million shares issued as dividends).

The Company has mailed a notice of redemption to all holders of the Company’s public warrants which contains specific instructions on the procedure for exercising the public warrants. The Company has engaged Morrow and Co., LLC to act as the public warrant solicitation agent. For additional information regarding the exercise or redemption of the public warrants, or to obtain a copy of the prospectus, please contact:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Toll-Free Telephone Number: 1-800-483-1314

Email: smartbalance.info@morrowco.com

For a copy of the notice of redemption letter sent to our public warrant holders, send an email request to investor@smartbalance.com.

About Smart Balance, Inc.

Smart Balance, Inc. is one of the five fastest growing food companies in the United States, according to Nielsen sales figures. The Company’s products include Smart Balance® branded buttery spreads, peanut butter, popcorn, bottled oils, cooking sprays, cheese slices and shreds, milk, butter blend and cream cheese.

Smart Balance® and Earth Balance® healthy food products were acquired on May 21, 2007 by Boulder Specialty Brands, Inc., which purchased GFA Holdings, Inc., the owner of GFA Brands, Inc. Shareholders voted to rename the combined company Smart Balance, Inc. with GFA Brands, Inc. continuing as the Company’s wholly owned operating subsidiary. For additional information, please visit www.smartbalance.com.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Smart Balance, Inc. Forward looking statements are statements that are not historical facts. Such forward looking statements are based upon the current beliefs and expectations of Smart Balance, Inc.’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the businesses in which we are engaged; demand for the products and services that we provide; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Smart Balance’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Smart Balance assumes no obligation to update the information contained in this press release.

Contact:

Liz Feldman/Nicole Atkinson

TBC Public Relations

646.366.1470/410.986.1317

efeldman@tbc.us/natkinson@tbc.us

Website: www.smartbalance.com